Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief
Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter 2025

First Quarter 2025

•	Net Earnings of $51.1 million, or $0.36 per share

•	Return on Average Assets of 1.37%

•	Return on Average Tangible Common Equity of 14.51%

•	Net Interest Margin of 3.31%

Ontario, CA, April 23, 2025-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2025.

CVB Financial Corp. reported net income of $51.1 million for the quarter ended March 31, 2025, compared with $50.9 million for the fourth quarter of 2024 and $48.6 million for the first quarter of 2024. Diluted earnings per share were $0.36 for the first quarter, compared to $0.36 for the prior quarter and $0.35 for the same period last year.

For the first quarter of 2025, annualized return on average equity (“ROAE”) was 9.31%, annualized return on average tangible common equity (“ROATCE”) was 14.51%, and an annualized return on average assets (“ROAA”) was 1.37%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “Citizens Business Bank’s performance in the first quarter demonstrates our continued financial strength and focus on our vision of serving the comprehensive financial needs of small to medium sized businesses and their owners. Our consistent financial performance is highlighted by our 192 consecutive quarters, or 48 years, of profitability, and our 142 consecutive quarters of paying cash dividends. I would like to thank our customers and associates for their continuing commitment and loyalty.”

Highlights for the First Quarter of 2025

•	Pretax income was $69.5 million, up $1.5 million or 2%, from the prior quarter

•	Efficiency ratio of 46.7%

•	Net gain of $2.2 million on sale of $19.3 million of OREO assets

•	Net interest margin of 3.31%, increased by 13 basis points compared to the fourth quarter of 2024

•	Cost of funds decreased to 1.04% from 1.13% in the fourth quarter of 2024

•	Noninterest bearing deposits grew by $147 million from the end of 2024

•	Dairy and Livestock loans decreased by $168 million or 44% from the end of 2024

•	Net Recoveries of $130,000 and $2 million recapture of credit losses

•	TCE Ratio of 10.0% & CET1 Ratio of 16.5%

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(Dollars in thousands, except per share amounts)
Net interest income	$110,444	$110,418	$112,461
Recapure of (provision for) credit losses	2,000	3,000	-
Noninterest income	16,229	13,103	14,113
Noninterest expense	(59,144)	(58,480)	(59,771)
Income taxes	(18,425)	(17,183)	(18,204)

Net earnings	$51,104	$50,858	$48,599

Earnings per common share:
Basic	$0.37	$0.36	$0.35
Diluted	$0.36	$0.36	$0.35

NIM	3.31%	3.18%	3.10%
ROAA	1.37%	1.30%	1.21%
ROAE	9.31%	9.14%	9.31%
ROATCE	14.51%	14.31%	15.13%
Efficiency ratio	46.69%	47.34%	47.22%

Net Interest Income

Net interest income was $110.4 million for the first quarter of 2025, essentially equal to the fourth quarter of 2024, and a $2.02 million, or 1.79%, decrease from the first quarter of 2024. Compared to the prior quarter, net interest income in the first quarter of 2025 was impacted by a 13-basis point increase in net interest margin that was offset by a $405.6 million decline in earning assets.

The decline in net interest income of $2 million compared to the first quarter of 2024 was the net result of a $1.09 billion decline in earning assets partially offset by a 21-basis point increase in net interest margin. The decrease in earning assets was primarily due to the deleveraging strategy deployed in the second half of 2024, which resulted in the Company’s borrowings declining by $1.48 billion.

Net Interest Margin

Our tax equivalent net interest margin was 3.31% for the first quarter of 2025, compared to 3.18% for the fourth quarter of 2024 and 3.10% for the first quarter of 2024. The 13 basis points increase in our net interest margin compared to the fourth quarter of 2024, was the combined result of a four-basis point increase in our interest-earning assets and a nine-basis point decrease in our cost of funds, including a seven-basis point decrease in cost of deposits. The four-basis point increase in our interest-earning asset yield was primarily due to a seven-basis point increase in loan yields and a five-basis points increase in investment securities yields. We experienced an increase in yields on investments in the first quarter of 2025, as a result of the sale of lower-yielding available-for-sale (“AFS”) securities and the purchase of higher-yielding AFS securities during the fourth quarter of 2024. However, this increase in investment yields was partially offset by a decrease during the first quarter of 2025 in the positive carry on our fair value hedging instruments that pay a fixed interest rate while receiving daily SOFR.

Net interest margin for the first quarter of 2025 increased by 21-basis points compared to the first quarter of 2024, primarily as a result of 27-basis point decrease in cost of funds from 1.31% for the first quarter of 2024 to 1.04% for the first quarter of 2025. The decrease in cost of funds was primarily due to a $1.48 billion decline in borrowings, which had an average cost of 4.76% in the first quarter of 2024. For the first quarter of 2025, the Company had average borrowings of $513 million at a cost of 4.61% and average deposits and customer repos of $12.19 billion at a cost of .87%, which compares to the first quarter of 2024 in which borrowings averaged $2 billion at a cost of 4.76% and average deposits and customer repos of $11.95 billion at a cost of .73%. The decrease in cost of funds was offset by lower interest earning asset yields that declined by 6 basis points from 4.34% in the first quarter of 2024 to 4.28% in the first quarter of 2025. The lower earning asset yields included lower loan yields, which declined from 5.30% for the first quarter of 2024 to 5.22% for the first quarter of 2025.

Earning Assets and Deposits

On average, earning assets decreased by $405.6 million compared to the fourth quarter of 2024 and declined by $1.09 billion when compared to the first quarter of 2024. The decline in earning assets from the fourth quarter of 2024 was primarily a $323 million decrease in funds held at the Federal Reserve, as well as a $55 million average decline in outstanding loans. Compared to the first quarter of 2024, the average balance of outstanding loans was $357 million lower, investment securities decreased by $449.0 million and the average amount of funds held at the Federal Reserve decreased by $272.0 million. Noninterest-bearing deposits declined on average by $109.7 million, or 1.54%, from the fourth quarter of 2024 and interest-bearing deposits and customer repurchase agreements declined on average by $270.9 million. Compared to the first quarter of 2024, total deposits and customer repurchase agreements increased on average by $243.9 million, or 2.04%, including an increase of $420.2 million in interest-bearing deposits and customer repurchase agreements. On average, noninterest-bearing deposits were 59.01% of total deposits during the most recent quarter, compared to 58.74% for the fourth quarter of 2024 and 61.72% for the first quarter of 2024.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	March 31, 2025		December 31, 2024		March 31, 2024
	(Dollars in thousands)
Yield on average investment securities (TE)	2.63%		2.58%		2.64%
Yield on average loans	5.22%		5.15%		5.30%
Yield on average earning assets (TE)	4.28%		4.24%		4.34%
Cost of deposits	0.86%		0.93%		0.74%
Cost of funds	1.04%		1.13%		1.31%
Net interest margin (TE)	3.31%		3.18%		3.10%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,908,718	36.21%	$4,936,514	35.36%	$5,357,708	36.59%
Interest-earning deposits with other institutions	162,389	1.20%	485,103	3.47%	444,101	3.03%
Loans	8,467,465	62.46%	8,522,587	61.04%	8,824,579	60.26%
Total interest-earning assets	13,556,584		13,962,216		14,644,400

Provision for Credit Losses

There was a $2.0 million recapture of provision for credit losses in the first quarter of 2025, compared to a $3.0 million recapture of provision for credit losses in the fourth quarter of 2024 and no provision in the first quarter of 2024. Net recoveries for the first quarter of 2025 were $130,000 compared to net recoveries of $180,000 in the prior quarter. Allowance for credit losses represented 0.94% of gross loans at March 31, 2025 and December 31, 2024

Noninterest Income

Noninterest income was $16.2 million for the first quarter of 2025, compared with $13.1 million for the fourth quarter of 2024 and $14.1 million for the first quarter of 2024. During the first quarter of 2025, the Bank sold four OREO properties resulting in a gain of $2.2 million. Income from Bank Owned Life Insurance (“BOLI”) increased in the first quarter of 2025 by $445,000 from the fourth quarter of 2024 and decreased by $762,000 compared to the first quarter of 2024. Compared to the fourth quarter of 2024 and the first quarter of 2024, income from various equity investments increased by $750,000 and $450,000, respectively.

Noninterest Expense

Noninterest expense for the first quarter of 2025 was $59.1 million, compared to $58.5 million for the fourth quarter of 2024 and $59.8 million for the first quarter of 2024. The $664,000 quarter-over-quarter increase includes a $500,000 provision for unfunded loan commitments in the first quarter of 2025, compared to no provision or recapture of provision in the first and fourth quarter of 2024. Salaries and employee benefit costs increased $479,000, as the first quarter of each calendar year reflects higher payroll taxes than the fourth quarter of the prior year. Offsetting those quarter-over-quarter increases was a decline in legal expenses of $326,000.

The year-over-year decrease in noninterest expense of $627,000 was impacted by the higher level of assessment expense in the first quarter of 2024, in which we had an additional accrual of $2.3 million associated with the 2023 FDIC special assessment. The decline in assessment expense was offset by increases in software expenses of $696,000 and occupancy expenses of $433,000, as well as the $500,000 recapture of provision for unfunded loan commitments in the first quarter of 2025. As a percentage of average assets, noninterest expense was 1.58% for the first quarter of 2025, compared to 1.49% for the fourth quarter of 2024 and 1.48% for the first quarter of 2024. The efficiency ratio for the first quarter of 2025 was 46.69%, compared to 47.34% for the fourth quarter of 2024 and 47.22% for the first quarter of 2024.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2025 was 26.50%, compared with 25.25% for the fourth quarter of 2024, and 27.25% for the same period of 2024. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.26 billion at March 31, 2025. This represented an increase of $102.9 million, or 0.68%, from total assets of $15.15 billion at December 31, 2024. The increase in assets included a $290.3 million increase in interest-earning balances due from the Federal Reserve, offset by a $27.6 million decrease in investment securities, and a $170.9 million decrease in net loans.

Total assets at March 31, 2025 decreased by $1.2 billion, or 7.36%, from total assets of $16.47 billion at March 31, 2024. The decrease in assets was primarily due to a decrease of $476.5 million in interest-earning balances due from the Federal Reserve, a decrease of $397.5 million in investment securities and a $402.5 million decrease in net loans.

Investment Securities

Total investment securities were $4.89 billion at March 31, 2025, a decrease of $27.6 million, or 0.56% from December 31, 2024, and a decrease of $397.5 million, or 7.51%, from $5.29 billion at March 31, 2024.

At March 31, 2025, investment securities held-to-maturity (“HTM”) totaled $2.36 billion, a decrease of $20.5 million, or 0.86% from December 31, 2024, and a decrease of $95.4 million, or 3.89%, from March 31, 2024.

At March 31, 2025, investment securities available-for-sale (“AFS”) totaled $2.54 billion, inclusive of a pre-tax net unrealized loss of $338.4 million. AFS securities decreased by $7.0 million, or 0.28% from December 31, 2024 and decreased by $302.0 million, or 10.65%, from $2.84 billion at March 31, 2024. The pre-tax unrealized loss decreased by $58.9 million from December 31, 2024 and decreased by $97.2 million from March 31, 2024.

Loans

Total loans and leases, at amortized cost, of $8.36 billion at March 31, 2025 decreased by $172.8 million, or 2.02%, from December 31, 2024. The quarter-over quarter decrease in loans included decreases of $16.8 million in commercial real estate loans and $167.8 million in dairy & livestock loans, partially offset by an increase of $17.1 million in commercial and industrial loans.

Total loans and leases, at amortized cost, decreased by $407.1 million, or 4.64%, from March 31, 2024. The $407.1 million decrease included decreases of $229.9 million in commercial real estate loans, $43.1 million in construction loans, $20.8 million in commercial and industrial loans, $99.1 million in dairy & livestock and agribusiness loans, $6.8 million in municipal lease financings, and $7.0 million in SFR mortgage loans.

Asset Quality

During the first quarter of 2025, we experienced credit charge-offs of $40,000 and total recoveries of $170,000, resulting in net recoveries of $130,000. The allowance for credit losses (“ACL”) totaled $78.3 million at March 31, 2025, compared to $80.1 million at December 31, 2024 and $82.8 million at March 31, 2024. At March 31, 2025, ACL as a percentage of total loans and leases outstanding was 0.94%. This compares to 0.94% and 0.94% at December 31, 2024 and March 31, 2024, respectively.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	March 31, 2025	December 31, 2024	March 31, 2024
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$24,379	$25,866	$10,661
SBA	1,024	1,529	54
Commercial and industrial	173	340	2,727
Dairy & livestock and agribusiness	60	60	60
SFR mortgage	-	-	308
Consumer and other loans	-	-	-

Total	$25,636	$27,795	$13,810

% of Total loans	0.31%	0.33%	0.16%
OREO
Commercial real estate	$495	$18,656	$-
Commercial and industrial	-	-	647
SFR mortgage	-	647	-

Total	$495	$19,303	$647

Total nonperforming assets	$26,131	$47,098	$14,457

% of Nonperforming assets to total assets	0.17%	0.31%	0.09%

Past due 30-89 days (accruing)
Commercial real estate	$-	$-	$19,781
SBA	718	88	408
Commercial and industrial	-	399	6
Dairy & livestock and agribusiness	-	-	-
SFR mortgage	-	-	-
Consumer and other loans	-	-	-

Total	$718	$487	$20,195

% of Total loans	0.01%	0.01%	0.23%
Total nonperforming, OREO, and past due	$26,849	$47,585	$34,652

Classified Loans	$94,169	$89,549	$103,080

The $21.0 million decrease in nonperforming assets from December 31, 2024 was primarily due to the sale of $19.3 million of OREO at a net gain of $2.2 million during the first quarter of 2025. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $4.6 million quarter-over-quarter, primarily due to increases of $6.5 million in classified dairy and livestock loans.

Deposits & Customer Repurchase Agreements

Deposits of $12.0 billion and customer repurchase agreements of $276.2 million totaled $12.27 billion at March 31, 2025. This represented a net increase of $55.8 million compared to December 31, 2024. Total deposits and customer repurchase agreements increased $95.4 million, or .78% when compared to $12.17 billion at March 31, 2024.

Noninterest-bearing deposits were $7.18 billion at March 31, 2025, an increase of $147.2 million, or 2.09%, when compared to $7.04 billion at December 31, 2024. Noninterest-bearing deposits increased by $71.5 million, or 1.00% when compared to $7.11 billion at March 31, 2024. At March 31, 2025, noninterest-bearing deposits were 59.92% of total deposits, compared to 58.90% at December 31, 2024 and 59.80% at March 31, 2024.

Borrowings

As of March 31, 2025, total borrowings consisted of $500 million of FHLB advances. The FHLB advances include maturities of $300 million, at an average cost of approximately 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027. Total borrowings decreased by $1.5 billion from March 31, 2024. The $2.0 billion of borrowings at March 31, 2024 consisted of one-year advances from the Federal Reserve’s Bank Term Funding Program, at an average cost of approximately 4.75%, all of which were redeemed before the end of 2024.

Capital

The Company’s total equity was $2.23 billion at March 31, 2025. This represented an overall increase of $42.1 million from total equity of $2.19 billion at December 31, 2024. Increases to equity included $51.1 million in net earnings and a $34.8 million increase in other comprehensive income that were partially offset by $27.9 million in cash dividends. During the first quarter of 2025, we repurchased, under our stock repurchase plan, 782,063 shares of common stock, at an average repurchase price of $19.55, totaling $15.3 million. Our tangible book value per share at March 31, 2025 was $10.45.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2025	December 31, 2024	March 31, 2024

Tier 1 leverage capital ratio	4.0%	11.8%	11.5%	10.5%
Common equity Tier 1 capital ratio	7.0%	16.5%	16.2%	14.9%
Tier 1 risk-based capital ratio	8.5%	16.5%	16.2%	14.9%
Total risk-based capital ratio	10.5%	17.3%	17.1%	15.8%

Tangible common equity ratio		10.0%	9.8%	8.3%

CitizensTrust

As of March 31, 2025 CitizensTrust had approximately $4.7 billion in assets under management and administration, including $3.38 billion in assets under management. Revenues were $3.4 million for the first quarter of 2025, compared to $3.5 million in the fourth quarter of 2024 and $3.2 million for the first quarter of 2024. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with more than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, April 24, 2025, to discuss the Company’s first quarter 2025 financial results. The conference call can be accessed live by registering at: https://register-conf.media-server.com/register/BI643a97d119af4b899539fee84f093408

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state in employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2024 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash and due from banks	$187,981	$153,875	$131,955
Interest-earning balances due from Federal Reserve	341,108	50,823	817,634

Total cash and cash equivalents	529,089	204,698	949,589

Interest-earning balances due from depository institutions	3,451	480	12,632
Investment securities available-for-sale	2,535,066	2,542,115	2,837,100
Investment securities held-to-maturity	2,359,141	2,379,668	2,454,586

Total investment securities	4,894,207	4,921,783	5,291,686

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	18,012
Loans and lease finance receivables	8,363,632	8,536,432	8,770,713
Allowance for credit losses	(78,252)	(80,122)	(82,817)

Net loans and lease finance receivables	8,285,380	8,456,310	8,687,896

Premises and equipment, net	26,772	27,543	43,448
Bank owned life insurance (BOLI)	318,301	316,248	310,744
Intangibles	8,812	9,967	13,853
Goodwill	765,822	765,822	765,822
Other assets	406,745	432,792	374,464

Total assets	$15,256,591	$15,153,655	$16,468,146

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,184,267	$7,037,096	$7,112,789
Investment checking	533,220	551,305	545,066
Savings and money market	3,710,612	3,786,387	3,561,512
Time deposits	561,822	573,593	675,554

Total deposits	11,989,921	11,948,381	11,894,921
Customer repurchase agreements	276,163	261,887	275,720
Other borrowings	500,000	500,000	1,995,000
Other liabilities	262,088	257,071	215,680

Total liabilities	13,028,172	12,967,339	14,381,321

Stockholders’ Equity
Stockholders’ equity	2,505,719	2,498,380	2,422,110
Accumulated other comprehensive loss, net of tax	(277,300)	(312,064)	(335,285)

Total stockholders’ equity	2,228,419	2,186,316	2,086,825

Total liabilities and stockholders’ equity	$15,256,591	$15,153,655	$16,468,146

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash and due from banks	$154,328	$152,966	$162,049
Interest-earning balances due from Federal Reserve	161,432	484,038	433,421

Total cash and cash equivalents	315,760	637,004	595,470

Interest-earning balances due from depository institutions	957	1,065	10,680
Investment securities available-for-sale	2,539,211	2,542,649	2,900,097
Investment securities held-to-maturity	2,369,507	2,393,865	2,457,611

Total investment securities	4,908,718	4,936,514	5,357,708

Investment in stock of FHLB	18,012	18,012	18,012
Loans and lease finance receivables	8,467,465	8,522,587	8,824,579
Allowance for credit losses	(80,113)	(82,960)	(85,751)

Net loans and lease finance receivables	8,387,352	8,439,627	8,738,828

Premises and equipment, net	27,408	29,959	44,380
Bank owned life insurance (BOLI)	316,643	316,938	309,609
Intangibles	9,518	10,650	14,585
Goodwill	765,822	765,822	765,822
Other assets	419,116	406,898	350,319

Total assets	$15,169,306	$15,562,489	$16,205,413

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,006,357	$7,116,050	$7,182,718
Interest-bearing	4,866,318	4,998,424	4,454,135

Total deposits	11,872,675	12,114,474	11,636,853
Customer repurchase agreements	317,322	456,145	309,272
Other borrowings	513,078	500,000	1,991,978
Other liabilities	239,283	278,314	168,442

Total liabilities	12,942,358	13,348,933	14,106,545

Stockholders’ Equity
Stockholders’ equity	2,523,923	2,507,060	2,432,075
Accumulated other comprehensive loss, net of tax	(296,975)	(293,504)	(333,207)

Total stockholders’ equity	2,226,948	2,213,556	2,098,868

Total liabilities and stockholders’ equity	$15,169,306	$15,562,489	$16,205,413

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest income:
Loans and leases, including fees	$ 109,071	$110,277	$116,349
Investment securities:
Investment securities available-for-sale	18,734	18,041	21,446
Investment securities held-to-maturity	13,021	13,020	13,402

Total investment income	31,755	31,061	34,848
Dividends from FHLB stock	379	380	419
Interest-earning deposits with other institutions	1,797	5,881	6,073

Total interest income	143,002	147,599	157,689

Interest expense:
Deposits	25,322	28,317	21,366
Borrowings and customer repurchase agreements	6,800	8,291	23,862
Other	436	573	-

Total interest expense	32,558	37,181	45,228

Net interest income before (recapture of) provision for credit losses	110,444	110,418	112,461
(Recapture of) provision for credit losses	(2,000)	(3,000)	-

Net interest income after (recapture of) provision for credit losses	112,444	113,418	112,461

Noninterest income:
Service charges on deposit accounts	4,908	5,097	5,036
Trust and investment services	3,411	3,512	3,224
Loss on sale of AFS investment securities	-	(16,735)	-
Gain on OREO, net	2,183	-	-
Gain on sale leaseback transactions	-	16,794	-
Other	5,727	4,435	5,853

Total noninterest income	16,229	13,103	14,113

Noninterest expense:			.
Salaries and employee benefits	36,477	35,998	36,401
Occupancy and equipment	5,998	5,866	5,565
Professional services	2,081	2,646	2,255
Computer software expense	4,221	3,921	3,525
Marketing and promotion	1,988	1,757	1,630
Amortization of intangible assets	1,155	1,163	1,438
Provision for unfunded loan commitments	500	-	-
Other	6,724	7,129	8,957

Total noninterest expense	59,144	58,480	59,771

Earnings before income taxes	69,529	68,041	66,803
Income taxes	18,425	17,183	18,204

Net earnings	$51,104	$50,858	$48,599

Basic earnings per common share	$0.37	$0.36	$0.35

Diluted earnings per common share	$0.36	$0.36	$0.35

Cash dividends declared per common share	$0.20	$0.20	$0.20

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest income - tax equivalent (TE)	$143,525	$148,128	$158,228
Interest expense	32,558	37,181	45,228

Net interest income - (TE)	$110,967	$110,947	$113,000

Return on average assets, annualized	1.37%	1.30%	1.21%
Return on average equity, annualized	9.31%	9.14%	9.31%
Efficiency ratio [1]	46.69%	47.34%	47.22%
Noninterest expense to average assets, annualized	1.58%	1.49%	1.48%
Yield on average loans	5.22%	5.15%	5.30%
Yield on average earning assets (TE)	4.28%	4.24%	4.34%
Cost of deposits	0.86%	0.93%	0.74%
Cost of deposits and customer repurchase agreements	0.87%	0.97%	0.73%
Cost of funds	1.04%	1.13%	1.31%
Net interest margin (TE)	3.31%	3.18%	3.10%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	10.04%	9.81%	8.33%
Citizens Business Bank	9.92%	9.64%	8.23%

[2] (Capital - [GW+Intangibles])/(Total Assets — [GW+Intangibles])

Weighted average shares outstanding
Basic	138,973,996	138,661,665	138,428,596
Diluted	139,294,401	139,102,524	138,603,324
Dividends declared	$27,853	$27,978	$27,886
Dividend payout ratio [3]	54.50%	55.01%	57.38%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,089,612	139,689,686	139,641,884
Book value per share	$16.02	$15.65	$14.94
Tangible book value per share	$10.45	$10.10	$9.36

	March 31, 2025	December 31, 2024	March 31, 2024
Nonperforming assets:
Nonaccrual loans	$25,636	$27,795	$13,810
Other real estate owned (OREO), net	495	19,303	647

Total nonperforming assets	$26,131	$47,098	$14,457

Modified loans/performing troubled debt restructured loans (TDR) [4]	$11,949	$6,467	$10,765

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.31%	0.55%	0.16%
Percentage of nonperforming assets to total assets	0.17%	0.31%	0.09%
Allowance for credit losses to nonperforming assets	299.46%	170.12%	572.85%

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Allowance for credit losses:
Beginning balance	$80,122	$82,942	$86,842
Total charge-offs	(40)	(64)	(4,267)
Total recoveries on loans previously charged-off	170	244	242

Net recoveries (charge-offs)	130	180	(4,025)
(Recapture of) provision for credit losses	(2,000)	(3,000)	-

Allowance for credit losses at end of period	$78,252	$80,122	$82,817

Net recoveries (charge-offs) to average loans	0.002%	0.002%	-0.046%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	March 31, 2025		December 31, 2024		March 31, 2024
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$65.3	1.01%	$66.2	1.02%	$69.4	1.03%
Construction	0.2	1.52%	0.3	1.94%	1.3	2.20%
SBA	2.6	0.96%	2.6	0.96%	2.5	0.94%
Commercial and industrial	6.1	0.65%	6.1	0.66%	5.1	0.53%
Dairy & livestock and agribusiness	2.8	1.12%	3.6	0.86%	3.3	0.92%
Municipal lease finance receivables	0.2	0.32%	0.2	0.31%	0.2	0.27%
SFR mortgage	0.5	0.16%	0.5	0.16%	0.5	0.17%
Consumer and other loans	0.6	0.94%	0.6	1.04%	0.5	0.97%

Total	$78.3	0.94%	$80.1	0.94%	$82.8	0.94%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2025		2024		2023
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.71	$18.22	$20.45	$15.95	$25.98	$16.34
June 30,	$-	$-	$17.91	$15.71	$16.89	$10.66
September 30,	$-	$-	$20.29	$16.08	$19.66	$12.89
December 31,	$-	$-	$24.58	$17.20	$21.77	$14.62

Quarterly Consolidated Statements of Earnings

		Q1	Q4	Q3	Q2	Q1
		2025	2024	2024	2024	2024
Interest income
Loans and leases, including fees		$109,071	$110,277	$114,929	$114,200	$116,349
Investment securities and other		33,931	37,322	50,823	44,872	41,340

Total interest income		143,002	147,599	165,752	159,072	157,689

Interest expense
Deposits		25,322	28,317	29,821	25,979	21,366
Borrowings and customer repurchase agreements		6,800	8,291	22,312	22,244	23,862
Other		436	573	-	-	-

Total interest expense		32,558	37,181	52,133	48,223	45,228

Net interest income before (recapture of) provision for credit losses		110,444	110,418	113,619	110,849	112,461
(Recapture of) provision for credit losses		(2,000)	(3,000)	-	-	-

Net interest income after (recapture of) provision for credit losses		112,444	113,418	113,619	110,849	112,461

Noninterest income		16,229	13,103	12,834	14,424	14,113
Noninterest expense		59,144	58,480	58,835	56,497	59,771

Earnings before income taxes		69,529	68,041	67,618	68,776	66,803
Income taxes		18,425	17,183	16,394	18,741	18,204

Net earnings		$51,104	$50,858	$51,224	$50,035	$48,599

Effective tax rate		26.50%	25.25%	24.25%	27.25%	27.25%

Basic earnings per common share		$0.37	$0.36	$0.37	$0.36	$0.35
Diluted earnings per common share		$0.36	$0.36	$0.37	$0.36	$0.35

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,853	$27,978	$27,977	$28,018	$27,886

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Commercial real estate	$6,490,604	$6,507,452	$6,618,637	$6,664,925	$6,720,538
Construction	15,706	16,082	14,755	52,227	58,806
SBA	271,844	273,013	272,001	267,938	268,320
SBA - PPP	179	774	1,255	1,757	2,249
Commercial and industrial	942,301	925,178	936,489	956,184	963,120
Dairy & livestock and agribusiness	252,532	419,904	342,445	350,562	351,624
Municipal lease finance receivables	65,203	66,114	67,585	70,889	72,032
SFR mortgage	269,493	269,172	267,181	267,593	276,475
Consumer and other loans	55,770	58,743	52,217	49,771	57,549

Gross loans, at amortized cost	8,363,632	8,536,432	8,572,565	8,681,846	8,770,713
Allowance for credit losses	(78,252)	(80,122)	(82,942)	(82,786)	(82,817)

Net loans	$8,285,380	$8,456,310	$8,489,623	$8,599,060	$8,687,896

Deposit Composition by Type and Customer Repurchase Agreements

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Noninterest-bearing	$7,184,267	$7,037,096	$7,136,824	$7,090,095	$7,112,789
Investment checking	533,220	551,305	504,028	515,930	545,066
Savings and money market	3,710,612	3,786,387	3,745,707	3,409,320	3,561,512
Time deposits	561,822	573,593	685,930	774,980	675,554

Total deposits	11,989,921	11,948,381	12,072,489	11,790,325	11,894,921

Customer repurchase agreements	276,163	261,887	394,515	268,826	275,720

Total deposits and customer repurchase agreements	$12,266,084	$12,210,268	$12,467,004	$12,059,151	$12,170,641

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Nonperforming loans:
Commercial real estate	$24,379	$25,866	$18,794	$21,908	$10,661
Construction	-	-	-	-	-
SBA	1,024	1,529	151	337	54
Commercial and industrial	173	340	2,825	2,712	2,727
Dairy & livestock and agribusiness	60	60	143	-	60
SFR mortgage	-	-	-	-	308
Consumer and other loans	-	-	-	-	-

Total	$25,636	$27,795	$21,913	$24,957	$13,810

% of Total loans	0.31%	0.33%	0.26%	0.29%	0.16%

Past due 30-89 days (accruing):
Commercial real estate	$-	$-	$30,701	$43	$19,781
Construction	-	-	-	-	-
SBA	718	88	-	-	408
Commercial and industrial	-	399	64	103	6
Dairy & livestock and agribusiness	-	-	-	-	-
SFR mortgage	-	-	-	-	-
Consumer and other loans	-	-	-	-	-

Total	$718	$487	$30,765	$146	$20,195

% of Total loans	0.01%	0.01%	0.36%	0.00%	0.23%

OREO:
Commercial real estate	$495	$18,656	$-	$-	$-
SBA	-	-	-	-	-
Commercial and industrial	-	-	-	-	-
SFR mortgage	-	647	647	647	647

Total	$495	$19,303	$647	$647	$647

Total nonperforming, past due, and OREO	$26,849	$47,585	$53,325	$25,750	$34,652

% of Total loans	0.32%	0.56%	0.62%	0.30%	0.40%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2025	December 31, 2024	March 31, 2024

Tier 1 leverage capital ratio	4.0%	11.8%	11.5%	10.5%
Common equity Tier 1 capital ratio	7.0%	16.5%	16.2%	14.9%
Tier 1 risk-based capital ratio	8.5%	16.5%	16.2%	14.9%
Total risk-based capital ratio	10.5%	17.3%	17.1%	15.8%

Tangible common equity ratio		10.0%	9.8%	8.3%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2025, December 31, 2024 and March 31, 2024.

	March 31, 2025	December 31, 2024	March 31, 2024
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,228,419	$2,186,316	$2,086,825
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(8,812)	(9,967)	(13,853)

Tangible book value	$1,453,785	$1,410,527	$1,307,150
Common shares issued and outstanding	139,089,612	139,689,686	139,641,884

Tangible book value per share	$10.45	$10.10	$9.36

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(Dollars in thousands)

Net Income	$51,104	$50,858	$48,599
Add: Amortization of intangible assets	1,155	1,163	1,438
Less: Tax effect of amortization of intangible assets (1)	(341)	(344)	(425)

Tangible net income	$51,918	$51,677	$49,612

Average stockholders’ equity	$2,226,948	$2,213,556	$2,098,868
Less: Average goodwill	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(9,518)	(10,650)	(14,585)

Average tangible common equity	$1,451,608	$1,437,084	$1,318,461

Return on average equity, annualized (2)	9.31%	9.14%	9.31%

Return on average tangible common equity, annualized (2)	14.51%	14.31%	15.13%

(1) Tax effected at respective statutory rates.

(2) Annualized where applicable.